EXHIBIT 10.1


                                                 December 11, 1996



Board of Directors
First Robinson Savings and Loan Association, FA
501 E Main Street
Robinson, Illinois  62454

Dear Directors:

         This letter sets forth the agreement between First Robinson Savings and Loan Association, FA ("First Robinson"), Robinson, Illinois, and Ferguson & Co., LLP, ("F&C"), Irving, Texas, under the terms of which First Robinson has engaged F&C, in connection with its conversion from mutual to stock form, to (1) determine the pro forma market value of the shares of common stock to be issued and sold by First Robinson or its holding company; and (2) assist First Robinson in preparing a business plan to be filed with the application for approval to convert to stock.

         F&C agrees to deliver the written valuation and business plan to First Robinson at the above address on or before a mutually agreed upon date. Further, F&C agrees to perform such other services as are necessary or required in connection with comments from the applicable regulatory authorities relating to the business plan and appraisal and the preparation of appraisal updates as requested by First Robinson or its counsel. It is understood that the services of F&C under this agreement shall be limited as herein described.

         F&C's fee for the business plan and initial appraisal valuation report and any required updates shall be $25,000. In addition, First Robinson shall reimburse F&C for all out-of-pocket expenses (which we estimate to be approximately $5,000). Payment under this agreement shall be made as follows:

                  Upon execution of this engagement letter--$7,500.

                  Upon delivery of the business plan--$7,500.

                  Upon delivery of the completed appraisal report--$10,000.

                  Out-of-pocket expenses are to be paid monthly.

         If, during the course of First Robinson's conversion, unforeseen events occur so as to change materially the nature or the work content of the services described in this contract, the terms of the contract shall be subject to renegotiation. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in First Robinson's management or operating policies, execution of a merger agreement with another institution prior to completion of conversion, and excessive delays or suspension of processing of conversions by the regulatory authorities such that completion of First Robinson's conversion requires the preparation by F&C of a new appraisal report or business plan, excluding appraisal updates during the course of the engagement.

         To induce F&C to provide the services described above, First Robinson hereby agrees as follows:

                  First Robinson shall supply to F&C such information with respect to its business and financial condition as F&C
                  reasonably   may  request  in  order  to  make  the  aforesaid
                  valuation. Such information made available to F&C shall include, but not be limited to, annual financial statements, periodic regulatory filings, material agreements, debt instruments and corporate books and records.

                  First Robinson hereby represents and warrants, to the best of its knowledge, that any information provided to F&C does not and will not, at any time relevant hereto, contain any misstatement or untrue statement of a material fact or omit any and all material facts required to be stated therein or necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

                  First Robinson shall indemnify and hold harmless F&C and any employees of F&C who act for or on behalf of F&C in connection with the services called for under this agreement, from and against any and all loss, cost, damage, claim, liability or expense of any kind, including reasonable attorneys fees and other expenses incurred in investigating, preparing to defend and defending any claim or claims (specifically including, but not limited to, claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact contained in the information supplied by First Robinson to F&C or by an omission to state a material fact in the information so provided which is required to be stated therein in order to make the statement therein not false or misleading.

                  F&C shall not be entitled to indemnification pursuant to Paragraph 3 above with regard to any claim arising where, with regard to the basis for such claim, F&C had knowledge that a statement of a fact material to the evaluation and contained in the information supplied by First Robinson was untrue or had knowledge that a material fact was omitted from the information so provided and that such material fact was necessary in order to make the statement made to F&C not false or misleading.

                  F&C additionally shall not be entitled to indemnification pursuant to Paragraph 3 above notwithstanding its lack of actual knowledge of an intentional misstatement or omission of a material fact in the information provided if F&C is determined to have been negligent or to have failed to exercise due diligence in the preparation of its valuation.

         First Robinson and F&C are not affiliated, and neither First Robinson nor F&C has an economic interest in, or held in common with, the other and has not derived a significant portion of its gross revenue, receipts or net income for any period from transactions with the other.

         In order for F&C to consider this proposal binding, please acknowledge your consent to the foregoing by executing the enclosed copies of this letter and returning one copy to us, together with a check payable to Ferguson & Co. in the amount of $7,500. The extra copy of this letter is for your conversion counsel.

                                                     Yours very truly,

                                                     /s/ Robin L. Fussell
                                                     --------------------
                                                     Robin L. Fussell
                                                     Principal


Agreed to ($7,500 check enclosed):

First Robinson Savings and Loan Association, FA
Robinson, Illinois

By: /s/ Rick L. Catt

Date: December 16, 1996